FOR IMMEDIATE RELEASE:



         United Financial Mortgage Corporation Purchased Automated Loan
                               Underwriting System

      Chicago, IL - September 28, 1998 - United Financial Mortgage Corporation (CHX: "UFM"), of Oak Brook, IL announced it has
      purchased the  Federal  Home  Loan   Mortgage  Corporation's
      ("Freddie Mac") automated loan underwriting system known as Loan Prospector. The Loan Prospector system helps automate the home loan approval process and will allow United Financial to be more aggressive in pricing its loans for resale.

      This system not only provides for what United Financial believes to be more accurate risk assessment, but aides in reducing documentation by 40% and loan origination processing time by up to 30%. Most importantly, when a loan qualifies for the most streamlined collateral assessment, lenders have experienced up to 60% savings in the costs of processing and obtaining a traditional appraisal.
      United Financial believes it will begin testing the system in October and begin implementing it into its operations in late November.

      Mr. Joseph Khoshabe, President of United Financial Mortgage Corporation stated "One of the key goals is to automate our loan processing. The Loan Prospector will allow us to approve loans more quickly while reducing the purchaser's liability. As we continue to increase our loan volume through both internal growth and acquisitions, this service will allow us to handle the growth more efficiently, which should translate to an improved bottom line."

      United Financial Mortgage Corporation is a national mortgage banker principally engaged in originating retail and wholesale mortgages for single family residences of one to four units. The Company is headquartered in Oak Brook, Illinois and has regional offices in several other states. The Company's web site (www.ufmc.com) allows consumers to get information on the many different types of mortgage loans offered by the Company, calculate mortgage payments, and apply on-line for a mortgage.

      This press release may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from the statements contained herein. Such risks and uncertainties include, but are not limited to, changes in the performance of the financial markets, changes in the demand for and market acceptance of the Company's products, changes in the mortgage lending industry or changes in general economic conditions, including interest rates, the impact of competition, changes in the value of real estate, the ability to maintain and increase sources of funding, and other risks disclosed from time to time in the Company's SEC reports and filings.

      For Additional Information:
      Steve Khoshabe, Executive Vice President/CFO
      United Financial Mortgage Corporation
      630-571-7222
      www.ufmc.com
      sk@ufmc.com

      Spencer Maus, Director
      Dresner Corporate Services, Inc.
      312-726-3200, extension 204
      smaus@dresnerco.com